EXHIBIT 10.36

Certain portions of this Exhibit 10.36 have been omitted based upon a request for a confidential treatment and filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED
DOMAIN MONETIZATION AGREEMENT

THIS AGREEMENT (the “Agreement”), made effective this 24th day of June, 2009 (“Effective Date”) by and between NAME DRIVE, LLC, a limited liability company duly organized under the laws of State of Maryland, (hereinafter “NAME DRIVE”), and DOT VN, Inc., a corporation duly organized under the laws of the State of Delaware (hereinafter “DOT VN”) (referred to collectively as the “Parties”).

WHEREAS, NAME DRIVE provides domain parking services internationally;

WHEREAS, DOT VN desires to provide such services in Vietnam; and

WHEREAS, NAME DRIVE and DOT VN are both willing to work jointly to provide such services in Vietnam;

NOW, THEREFORE, in light of the mutual promises and covenants hereinafter set forth and for consideration the sufficiency and receipt of which is hereby acknowledged, the Parties agree to as follows:

Definitions:

Registry Monetization Services – Specific advertising based on automated semantic rendering of type-in traffic.

Domain Parking – the pointing of a domain or domains to NAME DRIVE’S system where NAME DRIVE creates an automated webpage with pay per click advertising on said page.

Reseller – a party who acts in the shoes of NAME DRIVE for the purpose of promoting NAME DRIVE’S landing page services.

ARTICLE I
REGISTRY MONETIZATION PROGRAM

A.	Structure of Registry Monetization Program

1.           The Parties will implement and operate monetization program for unregistered or expired domain names for the Vietnamese ccTLD (the “Registry Monetization Program”).

2.           NAME DRIVE shall provide technical support, including but not limited to hardware and software, and business development support in the creation and commercialization

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of the Registry Monetization Program, as well as such other support as may be required for the project from time to time.

3.           DOT VN shall provide governmental policy support, infrastructure and technological access in furtherance of the creation and commercialization of Registry Monetization Program, as well as such other support as may be required for the project from time to time.

B.	Distribution of Revenue and Accounting of Registry Monetization Program

1.           In consideration for their respective investment in the development of a Registry Monetization Program, DOT VN and NAME DRIVE shall divide any revenue derived from the Registry Monetization Program as follows:

i)              DOT VN shall be entitled to [CONFIDENTIAL TREATMENT REQUESTED] percent ([CONFIDENTIAL TREATMENT REQUESTED]%) of all revenue derived from the Registry Monetization Program; and

ii)             NAME DRIVE shall be entitled to [CONFIDENTIAL TREATMENT REQUESTED] percent ([CONFIDENTIAL TREATMENT REQUESTED]%) of all revenue derived from the Registry Monetization Program.

2.           NAME DRIVE shall be responsible for the receipt, accounting and distribution of all monies received in connection with the Registry Monetization Program and shall provide DOT VN with reports and accounting information, in a format itemized by domain name, on a (i) bi-weekly; (ii) monthly; (iii) quarterly; (iv) six month; and (v) annual basis.  Further, DOT VN shall have the right to audit all records and reports upon three (3) days notice.  However, DOT VN understands that some material is confidential in accordance with Name Drive’s contract with other partners and NAME DRIVE back office access will not be provided in any audit except as it pertains to revenue generated under this contract.

3.           Distributions of all revenue, in accordance with Article I(B)(1), shall be made on a net 15 basis to DOT VN via wire transfer to DOT VN’s account.  DOT VN shall provide all wire information in writing within ten (10) business days of the signing of this agreement.

ARTICLE II
DOMAIN PARKING PROGRAM

A.	Structure of Domain Parking Program

1.           DOT VN shall assist and promote NAME DRIVE’S parking platform as a reseller of NAME DRIVE’S services (the “Domain Parking Program”).  DOT VN shall provide any advertising using NAME DRIVE’S trademarks or logos (“The Marks”) at least five (5) business days prior to use and NAME DRIVE shall have the opportunity to ascent to the use of The Marks prior to use.  Nothing herein shall be deemed as an assignment of The Marks.  All other reseller terms as listed on NAME DRIVE’S terms and conditions website shall apply.

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2.           NAME DRIVE shall provide technical support, including but not limited to hardware and software, and business development support in the creation and commercialization of the Domain Parking Program, as well as such other support as may be required for the project from time to time.

3.           DOT VN shall provide governmental policy support; infrastructure and technological access in furtherance of the creation and commercialization of Domain Parking Program; sales support, as well as such other support as may be required for the project from time to time.

B.	Distribution of Revenue and Accounting of Domain Parking Program

1.           In consideration for their respective investment in the development of a Domain Parking Program, DOT VN and NAME DRIVE shall divide any revenue derived from the Domain Parking Program as follows:

iii)             DOT VN shall be entitled to [CONFIDENTIAL TREATMENT REQUESTED] percent ([CONFIDENTIAL TREATMENT REQUESTED]%) of all revenue derived from the Domain Parking Program; and

iv)             NAME DRIVE shall be entitled to [CONFIDENTIAL TREATMENT REQUESTED] percent ([CONFIDENTIAL TREATMENT REQUESTED]%) of all revenue derived from the Domain Parking Program.

2.           NAME DRIVE shall provide DOT VN with a web interface which provides all relevant information and statistics on a real-time basis related to the calculation of revenue.

3.           NAME DRIVE shall be responsible for the receipt, accounting and distribution of all monies received in connection with the Domain Parking Program and shall provide DOT VN with reports and accounting information, in a format itemized by domain name, on a (i) bi-weekly; (ii) monthly; (iii) quarterly; (iv) six month; and (v) annual basis.  Further, DOT VN shall have the right to audit all records and reports upon three (3) days notice.  However, DOT VN understands that some material is confidential in accordance with Name Drive’s contract with Google and thus payments from Google, associated claw backs and NAME DRIVE back office access will not be provided in any audit except as it pertains to revenue generated under this contract.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

A.	Representations and Warranties by NAME DRIVE.

1.           Organization.  NAME DRIVE is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Maryland, USA.

2.           Authority; Consents and Approvals; No Violations.  NAME DRIVE has the full corporate power and authority and legal right to execute and deliver this Agreement, and otherwise to perform its obligations hereunder.  This Agreement has been validly executed and delivered by NAME DRIVE and will constitute a valid and binding obligation of NAME DRIVE enforceable in accordance with its terms, except to the extent such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws  affecting creditors' rights generally, and by the effect of general principles of equitable law, regardless of whether such enforceability is considered in a proceeding in equity or at law.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provision of NAME DRIVE's Certificate of Formation or Operating Agreement or violate, conflict with, result in a breach of or constitute (with or without due notice, lapse of time or both) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which NAME DRIVE is a party, or by which it or any of its assets are bound.

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3.           Intellectual Property. NAME DRIVE warrant and represent that the exercise of any rights by DOT VN in accordance with this Agreement will not infringe upon the any right of any third party.

i)             All intellectual property that NAME DRIVE uses and provides to DOT VN does not infringe any patent, trademark, trade name, copyright or title.

ii)             NAME DRIVE has taken all reasonable steps to secure such licenses and/or patents, trademarks, trade name or copyright related to the technology, software or processes associated with the operation of the Registry Monetization and Domain Parking Programs.

iii)             NAME DRIVE shall grant and assign to DOT VN the benefit of all warranties and representations made for NAME DRIVE’s benefit by any third party if DOT VN has a cause of action against such third party or requires such grant or assignment to defend itself against a lawsuit.

iv)             That there are no liens, encumbrances and/or obligations in connection with the technology or processes that Registry Monetization and Domain Parking Programs is based or any of the intellectual property of NAME DRIVE other than such liens, encumbrances and/or obligations specifically set forth herein or that will not have a materially adverse effect on the consummation of the transactions contemplated hereby.

4.           Vietnamese law. NAME DRIVE shall, in connection with the Registry Monetization and Domain Parking Programs, comply with any and all restrictions required by applicable Vietnamese laws and regulations, as amended, including but not limited to content restrictions so long as DOT VN first notifies NAME DRIVE of such content restrictions.

B.	Representations and Warranties by DOT VN.

1.           Organization.  DOT VN is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, USA.

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2.           Authority; Consents and Approvals; No Violations.  DOT VN has the full corporate power and authority and legal right to execute and deliver this Agreement, and otherwise to perform its obligations hereunder.  This Agreement has been validly executed and delivered by DOT VN and will constitute a valid and binding obligation of DOT VN enforceable in accordance with its terms, except to the extent such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by the effect of general principles of equitable law, regardless of whether such enforceability is considered in a proceeding in equity or at law.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any provision of DOT VN's Certificate of Incorporation or Bylaws or violate, conflict with, result in a breach of or constitute (with or without due notice, lapse of time or both) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which DOT VN is a party, or by which it or any of its assets are bound.

3.           DOT VN understands that Name Drive is not familiar with Vietnam law and that DOT VN is responsible for informing NAME DRIVE of any content restrictions pertaining to Vietnam Law prior to there being any problems and as such DOT VN agrees to indemnify NAME DRIVE for any such problems or issues regarding content which it fails to provide written notification to NAME DRIVE in accordance with A(4) above.

ARTICLE IV
CONFIDENTIALITY

A.           Acknowledgment.  Both Parties acknowledge and agree that both the DOT VN Information and the NAME DRIVE Information (collectively the “Information”) is confidential and proprietary.  The Parties agree not to use the Information during the term of this Agreement for any purpose other than as permitted or required for the performance by each Party hereunder.  The Parties further agree not to disclose or provide any such Information to any third party and to take all necessary measures to prevent any such disclosure by its employees, agents, contractors, or consultants during the term hereof.  Nothing contained herein shall prevent either Party from using, disclosing or authorizing the disclosure of any Information which (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (ii) was independently developed by the receiving party without any use of the Information; or (iii) became known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement by the receiving party and otherwise  not in violation of the disclosing party's rights.  In addition, the receiving party may disclose the other party’s Information as required under applicable law or regulation, including rules of any applicable securities exchange, or pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party will provide prompt prior notice of such disclosure to the disclosing party to enable the disclosing party to seek a protective order or otherwise restrict such disclosure.

ARTICLE V
INDEMNIFICATION

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A.           NAME DRIVE’s Obligations.  The NAME DRIVE agrees to indemnify, defend, and shall hold harmless DOT VN, its directors, employees and/or its agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim, resulting from any action by NAME DRIVE, its officers, directors, agents or affiliates during the term of this Agreement, and is based upon a claim that: (i) is true, (ii) would constitute a breach of any of NAME DRIVE's representations, warranties, or agreements hereunder, (iii) arises out of the negligence or willful misconduct of NAME DRIVE, or (iv) arises out of the breach of any agreement between NAME DRIVE and any third party.

B.           DOT VN’s Obligations.  DOT VN agrees to indemnify, defend, and shall hold harmless NAME DRIVE, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action is based upon a claim, resulting from any action by DOT VN, its officers, directors, agents or affiliates during the term of this Agreement, and is based upon a claim that: (i) is true, (ii) would constitute a breach of any of DOT VN’s representations, warranties, or agreements hereunder,  (iii) arises out of the negligence or willful misconduct of DOT VN or (iv) arises out of the breach of any agreement between DOT VN and any third party.

C.           Notice. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs.  The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim.  Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

ARTICLE VI
TERM AND TERMINATION

A.           Term.  This Agreement shall take effect as of the Effective Date and shall continue for a period of one (1) year.  Thereafter, this Agreement shall be renewed for additional periods of one (1) year each, if each of the parties shall have give the other notice of its renewal of this agreement no later then one hundred twenty (120) days prior to the end of the term of this Agreement.

B.           Termination.  Notwithstanding the provisions of Article VI(A) above, this Agreement may be terminated in accordance with the following provisions:

1.           Either party hereto may terminate this Agreement at anytime by giving notice in writing to the other party, which shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of its creditors, go into liquidation or receivership.

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2.           Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than six (6) months as provided in Article VII(D) below.

3.           Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the non-breaching party.

4.           Either party may terminate this Agreement for any reason via notice in writing to the other party provided that such termination is effective sixty (60) days after receipt of such written notice.

5.           The Parties may at any time mutually terminate this Agreement, provided that such termination is evidenced by written document signed by both Parties.

C.           Rights and Obligations upon Termination.  In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligation:

1.           Termination of the Agreement shall not release either party from the obligation to make payment on all amounts due as of the date of Termination.

2.           The Parties obligations pursuant to Article IV and V hereof shall survive the termination of this agreement.

3.           Upon termination of this Agreement, the Parties will cease to display or otherwise use all trademarks, service marks, trade names, copyrights, other proprietary designations, and variations and combinations thereof, for which consent to display or otherwise use was granted, and will deliver to the owner or destroy them, at the owner’s sole discretion, free of any charge, all materials of any type or kind displaying or otherwise using the same which are in the other Party’s control.

4.           Upon termination any revenue shall continue to be split in accordance with the terms of this agreement until there is no more revenue.

ARTICLE VII
FORCE MAJEURE

A.           Definition.  Force Majeure shall mean any event or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part, the performance by one of the parties of its obligations hereunder or which renders such obligations so difficult or costly as to make such performance commercially unreasonable.  Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of State or governmental action, riots, disturbance, war, strikes, terrorism, lockouts, slowdowns, prolongs shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.  It is in particular expressly agreed that any changes to any applicable Vietnamese laws or regulations which would affect the fulfillment by DOT VN of its obligations hereunder shall constitute an event of Force Majeure.

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B.           Notice.  Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of obligations under this Agreement, except for the obligations under Articles IV, V and VI(C), but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.  Such notice shall include a description of the event of Force Majeure, and its cause and possible consequences.  The party claim Force Majeure shall promptly notify the other party of the termination of such event.

C.           Suspension of Performance.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

D.           Termination.  Should the period of Force Majeure continue for more than six (6) consecutive months, either party may terminate this Agreement without liability to the other party except for payments due to such date, upon giving written notice to the other party.

ARTICLE VIII
MISCELLANEOUS

A.           Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.

B.           Assignment.  Neither party shall have the right to assign or to otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party.  Further any successor in interest by merger, operation of law, assignment, purchase or otherwise of the entire party shall acquire all rights and obligations of such party hereunder.  Any prohibited assignment shall be null and void.  If such other party consents as stated above, any potential assignee must agree to abide by the terms and conditions of this Agreement.  "Assignment" shall be deemed to include the transfer of substantially all the assets of, or majority interest in the voting stock of, either party, or the merger of either party with one or more third parties which changes the majority ownership of the party.

C.           Disputes.  In the event of any dispute, the parties respective decision makers agree to meet within ten (10) business days and in good faith seek an informal resolution of the disputed issue.  If no resolution is reached, the parties agree to submit any claim, dispute or controversy (“Claim”) against the other, or against the employees, agents or assigns of the other, arising from or relating in any way to this Agreement, including Claims regarding the applicability of this arbitration clause or the validity of the entire Agreement, to binding arbitration to be administered by JAMS, in San Diego, California, under its Streamlined Rules, unless the parties otherwise agree.  The sole arbitrator shall have the power to determine issues of arbitrability, and shall apply the laws of the State of California, except for, and limited only to claims or issues where California law is preempted by federal statute.  All other issues shall be governed by applicable California law, excluding the Convention on Contracts for the International Sale of Goods and that body of law known as conflicts of laws.  If the parties cannot agree on a single arbitrator, a panel of 3 arbitrators shall be employed, the parties each selecting one arbitrator, and the two arbitrators so selected shall choose a third “independent” arbitrator.  All arbitrators must either be licensed attorneys or retired judges.  The parties shall have right to full discovery to the extent permitted by the California Code of Civil Procedure and California Rules of Court applicable to judicial arbitrations.  The arbitrator(s) shall be empowered to appoint experts and/or consultants, resolve discovery disputes grant equitable relief, compensatory and punitive damages, and grant any relief a party could obtain in an action initiated in the a California Superior Court, proceed ex-parte should one party fail to appear, and grant any other type of relief appropriate to the particular circumstances.  The arbitrator shall have the power to award the prevailing party its litigation expenses including reasonable attorneys fees and costs, and expert witness fees.  The hearing shall take place within 6 months of submission to arbitration.  No pre-hearing motions may be filed, other than with respect to requests for injunctive relief and discovery disputes.  All arbitration hearings shall be via telephone.  Judgment may be entered in any court of competent jurisdiction.  The parties agree that all proceedings are confidential in perpetuity, except as required by applicable law or pursuant to the authority of a regulatory body.

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D.           Amendment.  This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto, or their respective permitted successors in interest.

E.           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  In addition, no such written waiver or estoppel that is in effect shall be deemed to be a continuing waiver unless specifically stated therein, shall operate only as to the specific term or condition waived and shall not constitute a waiver as to any act other than that specifically waived or as to any term, condition or obligation that comes into effect subsequent to the written waiver.

F.           Agreement in Counterparts.  This Agreement may be executed in counterparts, each of which thus executed shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement, binding upon the parties hereto, their administrators, successors and permitted assigns.

G.           Severability.  If any provision of this Agreement, or the application thereof, shall be determined by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement shall remain in full force and effect between the parties to the greatest extent permitted by law unless the invalidity or unenforceability of such provision or provisions destroys or materially impairs the basis of the bargain between the parties as contained in this Agreement.

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H.           Captions; References.  Article and paragraph headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  Whenever the terms "hereof", "hereby", "herein" or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular paragraph or provision, unless the context specifically indicates to the contrary.  Any reference to a particular or "Paragraph" or “Article” shall be construed as referring to the indicated paragraph or section of this Agreement unless the context specifically indicates to the contrary.

I.           Notices. Any notice, direction or other instrument required or permitted to be given under or in connection with this Agreement shall be effective when either delivered personally, mailed by certified mail, return receipt requested (with postage prepaid), to the addresses listed below, or deposited with Federal Express or other reputable courier (with fee prepaid) for overnight delivery to the addresses listed below:

If to DOT VN:

DOT VN, Inc.
Attn: Legal Department
9449 Balboa Ave., Suite 114
San Diego, California 92123

If to NAME DRIVE:

NAME DRIVE, LLC
Attn: Gregory J. Manriquez
2141 Wisconsin Ave., Suite C-2
Washington, DC 20007

  Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its new address, as so noticed.

J.           Entire Agreement.  The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire Agreement of the parties and supersedes all previous and contemporaneous communications, oral, implied or written, and all other communications between them relating to the subject matter thereof.  No representations or statements of any kind in relation to the subject matter hereof made by either party, which are not expressly stated herein, shall be binding on such party.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement, thereunto duly authorized on the day and year above written.

DOT VN, INC.	NAME DRIVE, LLC

/s/ Thomas Johnson	/s/ Ashkaan Rahimi
By: Thomas Johnson	By: Ashkaan Rahimi
Its: Chief Executive Officer	Its: Chief Business Development Officer

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